Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-3 of NorthStar Healthcare Income, Inc. (“NorthStar”) for the registration of 30,000,000 shares to be issued under the Amended and Restated Distribution Reinvestment Plan filed with the Securities and Exchange Commission and to the incorporation by reference therein of our report dated March 13, 2014, with respect to the consolidated financial statements and schedule of Griffin-American Healthcare REIT II, Inc. as of December 31, 2013 and 2012, and for each of the three years in the period ended December 31, 2013 included in NorthStar’s Current Report on Form 8-K filed on December 9, 2014 with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Los Angeles, California
December 7, 2015